UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2012

Federal-Mogul Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-34029	20-8350090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26555 Northwestern Highway, Southfield, Michigan		48033
(Address of principal executive offices)		(Zip Code)

(248) 354-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 31, 2012, José Maria Alapont will retire as President and Chief Executive Officer of Federal-Mogul Corporation (the “Company”). Mr. Alapont will continue to serve as a consultant to the Company until May 31, 2013 and as a member of the Board of Directors of the Company (the “Board”) through the 2013 annual meeting of stockholders. In connection with Mr. Alapont’s retirement, on March 31, 2012, the Company and Mr. Alapont entered into a retirement and consulting agreement (the “Retirement Agreement”). The Retirement Agreement: (i) confirms the benefits Mr. Alapont will receive under his existing employment documents; and (ii) provides for payment by the Company to Mr. Alapont of $6,000,000 for consulting and transition services and in consideration of all other agreements and obligations under the Retirement Agreement. The foregoing description of the Retirement Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.01 and incorporated herein by reference.

Rainer Jueckstock will become the Company’s Chief Executive Officer effective April 1, 2012 and joins the Company’s Board effective immediately. In connection with Mr. Jueckstock’s appointment as Chief Executive Officer, the Company entered into an Employment Agreement with Mr. Jueckstock (the “Employment Agreement”). The Employment Agreement provides for (i) an annual base salary of $600,000, (ii) a bonus opportunity of 90% of his base salary under the Company’s Management Incentive Plan and (iii) an incentive payment under the Company’s MIP Uplift Plan with a target incentive opportunity of not less than 115% of his base salary. The term of the Employment Agreement is April 1, 2012 though March 31, 2016. If, prior to March 31, 2016 , Mr. Jueckstock is terminated by the Company without “cause” or by Mr. Jueckstock for “good reason” (as each of those terms is defined in the Employment Agreement”), Mr. Jueckstock is entitled to one year’s base salary plus his target bonus under the Company’s Management Incentive Plan for the year in which termination occurs. The Company has also agreed to continue to make contributions to the German pension plan for the benefit of Mr. Jueckstock in an amount equal to 100,000 Euros per year. Mr. Jueckstock has also agreed to a non-competition provision for a period that ends one year from the last day of his employment, which non-competition provision may be extended by the Company for an additional one-year period under the conditions set forth in the Employment Agreement and subject to providing Mr. Jueckstock an additional one year’s base salary during such extension. The Employment Agreement supersedes all prior agreements between Mr. Jueckstock and the Company (other than the Company’s German pension plan). The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the agreement, which is attached hereto as Exhibit 10.02 and incorporated herein by reference.

Mr. Jueckstock, aged 52, has served as the Company’s senior vice president, Powertrain Energy, and a member of the strategy board of the Company since April 2005. Previously, he was senior vice president, global powertrain. Mr. Jueckstock joined the Company in 1990, and has served as senior vice president, powertrain operations; senior vice president, pistons, rings and liners; vice president, rings and liners; operations director, piston rings, Europe; and managing director of the Friedberg, Germany, operation. He also was sales director for rings and liners, Europe; finance controller in Burscheid, Germany; and finance manager in Dresden, Germany.

There are no arrangements or understandings between Mr. Jueckstock and any other persons pursuant to which he was appointed as the President and Chief Executive Officer of the Company. There are no family relationships between Mr. Jueckstock and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. Other than as a result of Mr. Jueckstock’s employment with the Company, the Company has had no transactions since the beginning of its last fiscal year, and has no transactions proposed, in which Mr. Jueckstock, or any member of his immediate family, has a direct or indirect material interest. No information is required to be disclosed with respect to Mr. Jueckstock, pursuant to Item 404(a) of Regulation S-K.

Item 7.01 Regulation FD Disclosure

On March 12, 2012, the Company also announced that the Board has decided to modify the Company’s corporate structure to create a separate and independent Aftermarket division and has engaged a search firm to fill the position of Chief Executive Officer of the Aftermarket division. The Chief Executive Officer of the Aftermarket division will report directly to the Board. A copy of the press release announcing the change in corporate structure and Chief Executive Officer is attached hereto as Exhibit 99.1. The information contained in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1	Retirement and Consulting Agreement, dated March 10, 2012, between the Company and José Maria Alapont

10.2	Employment Agreement, dated as of April 1, 2012, between the Company and Rainer Jueckstock

99.1	Press Release issued on March 12, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Federal-Mogul Corporation (Registrant)

Date: March 14, 2012	By:	/s/ Brett D. Pynnonen
Brett D. Pynnonen
Senior Vice President, General Counsel and Secretary